Exhibit 99.1

NOTICE OF FULL REDEMPTION

Boise Paper Holdings, L.L.C.

Boise Co-Issuer Company

8% Senior Notes due 2020 (the “Notes”)

CUSIP No. 09747GAB9

NOTICE IS HEREBY GIVEN TO THE

HOLDERS of the above-referenced Notes

Pursuant to paragraph 5 of the Notes and Section 3.01 of the Indenture, dated as of March 19, 2010 (the “Indenture”) between Boise Paper Holdings, L.L.C. and Boise Co-Issuer Company, as Issuers (the “Issuers”), and Wells Fargo Bank, National Association, as trustee and paying agent (the “Trustee”), relating to the above-referenced 8% Senior Notes due 2020 (the “Notes”), the Issuers have elected to redeem and will redeem on November 25, 2013 (the “Redemption Date”) $300,000,000 aggregate principal amount of the outstanding Notes at a redemption price of the principal amount thereof plus the applicable Make-Whole Amount (as defined in the indenture governing the Notes) as of the Redemption Date (the “Redemption Price”), plus accrued and unpaid interest on the Notes redeemed to, but not including, the Redemption Date. Holders of the Notes will be paid the Redemption Price upon presentation and surrender of their Notes for redemption at the Trustee’s address indicated below. Notes called for redemption must be so surrendered in order to collect the Redemption Price. The Trustee’s address for delivery of the Notes is as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank , N.A. Corporate Trust Operations MAC N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Operations Northstar East Building - 12th Floor 608 Second Avenue South Minneapolis, MN 55402

On the Redemption Date, the Redemption Price will become due and payable on Notes called for redemption and, unless the Issuers default in making payment of the Redemption Price, interest on Notes called for redemption shall cease to accrue on and after the Redemption Date. If any Note is redeemed in part, upon surrender of the Note on the Redemption Date, a new Note equal in principal amount to the unredeemed portion will be issued. If any Note contains a CUSIP or CINS number, no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in this Notice of Redemption and the holder should rely only on the other identification numbers printed on the Notes.

IMPORTANT TAX INFORMATION

Under current United States federal income tax law, backup withholding, at a rate of 28%, generally may apply to the payment of gross redemption proceeds, unless (i) in the case of a non-corporate holder that is a beneficial owner of Notes and that is a United States person (as determined for U.S. federal income tax purposes), the paying agent has received a properly completed IRS Form W-9 setting forth the holder’s taxpayer identification number, or (ii) the holder otherwise establishes an exemption. A holder that is a beneficial owner of Notes and that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing to the paying agent an IRS Form W-8BEN, upon which it certifies its foreign status.

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Direct inquiries to the Trustee by telephone at 1-800-344-5128 or by Fax at 612-667-6282.

Boise Paper Holdings, L.L.C. Boise Co-Issuer Company

By: Wells Fargo Bank, National Association, as Trustee

Dated: October 25, 2013